Exhibit 21.1
Subsidiaries of the Registrant

State or Other Jurisdiction of
Name of Subsidiary *	Incorporation or Organization
Catapult Communications Corporation	Nevada

Communication Machinery Corporation	California

G3 Nova Technology, Inc.	California

Ixia Europe Limited	United Kingdom

Ixia Federal Systems, Inc.	Delaware

Ixia K.K.	Japan

S.C. Ixia SRL	Romania

Ixia Pte. Ltd.	Singapore

Ixia Technologies Private Limited	India

Ixia (Beijing) Trading Company Limited	China

Catapult Communications Corporation Subsidiaries

Ixia Australia Pty. Ltd.	Australia

Ixia Communications Canada Limited	Canada

Ixia Technologies International Limited (formerly Catapult Communications International Limited)	Ireland

Ixia Communications Kabushiki Kaisha (formerly Catapult Communications Kabushiki Kaisha)	Japan

Ixia Technologies Europe Limited (formerly Catapult Communications Limited)	United Kingdom

Ixia Technologies (Shanghai) Company Limited (formerly Catapult Communications (China) Corporation Limited)	China

Ixia Korea, Inc.	South Korea

Ixiacom Technologies Sdn. Bhd.	Malaysia

Catapult Communications Applications Development, Inc.	Philippines

Catapult Communications Bangalore Private Limited	India

*	The subsidiaries of the Registrant do not do business under any name other than as listed above.